Exhibit 2.3

STATE OF UTAH

DEPARTMENT OF COMMERCE

SECURITIES DIVISION

PERMIT AUTHORIZING ISSUANCE OF SECURITIES

Bullion Monarch Mining Co. Inc.

Entity #:001-6729-21

THIS CERTIFIES THAT THE ABOVE REFERENCED ISSUED is hereby permitted, pursuant to Utah Code Ann. Section 61-1-11.1(3), to offer, sell and issue the securities described in its application filed March 29, 2006 relating to the offer of securities to former shareholders of Bullion Monarch Company, Inc. and any amendments and supplements thereto to the date hereof, to the persons described in said application, for the considerations, uses and purposes, and in the manner set forth in said application.  This permit is effective for 12 months from the date hereof.

DATED this 27th day of September, 2006.

                                                                                    UTAH DEPARTMENT OF COMMERCE

                                                                                    DIVISION OF SECURITIES

                                                                                    /S/Wayne Klein

                                                                                    WAYNE KLEIN, DIRECTOR

TO:  Mr. A. O. Headman, Jr.

         Cohne, Rappaport & Segal, P.C.

         257 E. 200 S., Suite 700

         Salt Lake City, UT 84111

This permit is permissive only and is not to be construed as an endorsement of any person or security.